UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 13, 2006

THE PMI GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-13664	94-3199675
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

PMI Plaza, 3003 Oak Road

Walnut Creek, California 94597

(Address of principal executive offices with zip code)

(925) 658-7878

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 13, 2006, The PMI Group, Inc. (“PMI”) entered into an underwriting agreement with Banc of America Securities LLC, as representative of the several underwriters named therein, in connection with the offer and sale of senior notes in an underwritten public offering (the “Offering”). The Offering is expected to close on September 18, 2006. The underwriting agreement provides for representations and warranties, conditions to closing, indemnification and contribution obligations, and other terms and conditions customary in agreements of this type. Upon completion of the Offering, the following debt securities will be issued pursuant to the Indenture (defined below) with the following principal terms:

6.000% Notes due 2016. The aggregate principal amount of 6.000% Notes due 2016 (the “2016 Notes”) to be issued and sold is $250,000,000. The 2016 Notes will mature on September 15, 2016 and bear interest at a rate of 6.000% per annum, payable semi-annually in arrears on March 15 and September 15 of each year, beginning on March 15, 2007.

6.625% Notes due 2036. The aggregate principal amount of 6.625% Notes due 2036 (the “2036 Notes” and together with the 2016 Notes, the “Senior Notes”) to be issued and sold is $150,000,000. The 2036 will mature on September 15, 2036 and bear interest at a rate of 6.625% per annum, payable semi-annually in arrears on March 15 and September 15 of each year, beginning on March 15, 2007.

PMI may redeem the Senior Notes, in whole or in part at any time from time to time at the “make-whole redemption price”. The “make-whole redemption price” will be equal to the greater of (a) 100% of the principal amount of the Senior Notes to be redeemed and (b) the sum of the present values of the remaining scheduled payments thereon discounted to the date of redemption, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the Treasury Rate (as defined in the Senior Notes) plus 25 basis points for the 2016 Notes and at the Treasury Rate plus 35 basis points for the 2036 Notes, plus in the case of either (a) or (b), any interest accrued but not paid to but excluding the date of redemption. The Senior Notes are unsecured and will rank equally in right of payment with all of PMI’s other existing and future senior unsecured indebtedness.

The Senior Notes will be issued under the indenture, dated November 3, 2003 (the “Indenture”) between PMI and The Bank of New York Trust Company, N.A. (as successor to The Bank of New York) (the “Trustee”). The Indenture contains covenants and events of default customary in agreements of this type.

In the ordinary course of their respective businesses, the underwriters or their affiliates have engaged, or may in the future engage, in commercial banking or investment banking transactions with PMI and its affiliates. From time to time, Banc of America Securities LLC and its affiliates have provided, and may in the future provide, investment banking, commercial banking, financial advisory and other services to PMI and its affiliates for which services they have received, and may in the future receive, customary fees and other expenses. PMI has a credit facility with a syndicate of lenders that includes affiliates of Banc of America Securities LLC, Citigroup Global Markets Inc., SunTrust Capital Markets, Inc. and Wachovia Capital Markets, LLC. The amount of this credit facility is $175 million, which may be increased to $200 million at PMI’s request subject to approval by the lenders. There are currently no outstanding borrowings under that facility. On August 21, 2006, PMI, Banc of America Securities LLC and one of its affiliates entered into a commitment letter with respect to a new $300 million senior credit facility that would replace the existing facility. The commitment letter provides that the facility may be increased to up to $500 million at PMI’s discretion, provided that one or more lenders agree to lend the increased amount. Under the commitment letter, an affiliate of Banc of America Securities LLC has agreed to lend up to $80 million of the credit facility. In addition, Banc of America Securities LLC has agreed to act as sole and exclusive lead arranger for the credit facility and to use its best efforts to syndicate the remainder of the credit facility. Both commitments are subject to certain conditions. Affiliates of certain other underwriters may also participate in this facility.

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On June 12, 2006, PMI entered into two U.S. Treasury interest rate lock agreements with an affiliate of Banc of America Securities LLC for the purpose of protecting against the possibility of rising interest rates relating to debt PMI may issue during the next few months, including in the Offering. In addition, Banc of America Securities LLC was the remarketing agent in connection with the August 2006 remarketing of approximately $345 million of senior notes maturing in 2008 and the dealer-manager in connection with the exchange offer for PMI’s 2.50% senior convertible debentures, which was completed in August 2006.

On August 23, 2006, PMI entered into an accelerated stock buyback program with Goldman, Sachs & Co. (“Goldman Sachs”). Under the terms of the agreement, PMI will purchase shares of its common stock from Goldman Sachs for an aggregate purchase price of up to $345 million. The number of common shares to be purchased will be determined at the conclusion of the program. In addition, on September 13, 2006 PMI entered into an additional share repurchase program with Goldman Sachs (the “10b5-1 Program”). Pursuant to the terms of the 10b5-1 Program, Goldman Sachs, on behalf of PMI, from time to time will effect purchases of shares of PMI’s common stock. The aggregate purchase price of shares of PMI’s common stock that will be purchased under the 10b5-1 Program will not exceed the difference between $385 million and the aggregate purchase price of the shares of common stock PMI repurchases pursuant to the accelerated stock buyback program it entered into with Goldman Sachs on August 23, 2006. PMI has also entered into a bridge loan credit agreement with an affiliate of Goldman Sachs. Pursuant to the bridge loan credit agreement, PMI borrowed $345 million from the lenders under the credit agreement to fund the purchase of shares of PMI’s common stock pursuant to any common stock repurchase program PMI enters into with Goldman Sachs Credit Partners L.P. or any of its affiliates, including, without limitation, the accelerated stock buyback program and the 10b5-1 Program described above.

From time to time, PMI insures certain mortgage loans underwritten by affiliates of the underwriters in the ordinary course of its business. The underwriters and their affiliates may from time to time engage in future transactions with PMI and its affiliates and provide services to PMI and its affiliates in the ordinary course of their business.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The exhibits below relate to the Registration Statement on Form S-3 filed by PMI and are being filed herewith for incorporation by reference in such Registration Statement.

1.1	Underwriting Agreement, dated September 13, 2006, between The PMI Group, Inc. and Banc of America Securities LLC, as representative of the several underwriters.

5.1	Opinion of Sullivan & Cromwell LLP regarding the legality of the securities being offered.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PMI GROUP, INC.

Date: September 18, 2006	By:	/s/ Donald P. Lofe, Jr.
Donald P. Lofe, Jr. Executive Vice President, Chief Financial Officer

Date: September 18, 2006	By:	/s/ Thomas H. Jeter
Thomas H. Jeter Vice President, Corporate Controller

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